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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                            THE TRIZETTO GROUP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

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
                Delaware                                33-0761159
        (State of Incorporation                        (IRS Employer
            or Organization)                         Identification No.)


   567 San Nicholas Drive, Suite 360
       Newport Beach, California                           92660
      ----------------------------                       ---------
(Address of Principal Executive Offices)                 (Zip Code)
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
If this form relates to the registration of a class of         In this form relates to the registration of a class of
securities pursuant to Section 12(g) of the Exchange           securities pursuant to Section 12(b) of the Exchange
Act and is effective pursuant to General Instruction           Act and is effective pursuant to General Instruction
A.(c), please check the following box. [ ]                     A.(d), please check the following box. [X]
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Securities Act registration statement file number to which this form relates:
None

Securities to be registered pursuant to Section 12(b) of the Act:

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          Title of each class                 Name of each exchange on which
          to be so registered                 each class is to be registered
          -------------------                 ------------------------------
                  None                                Not Applicable
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Securities to be registered pursuant to Section 12(g) of the Act:

                               Rights to Purchase
                  Series A Junior Participating Preferred Stock
           ----------------------------------------------------------
                                (Title of Class)



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1. Description of Registrant's Securities to be Registered.

       On September 25, 2000, the Board of Directors of The TriZetto Group, Inc., a Delaware corporation ("Company"), declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.001 per share ("Common Stock"). The dividend is payable on October 19, 2000 to the stockholders of record on such date. The terms of the Rights are set forth in the Rights Agreement as made between the Company and U.S. Stock Transfer Corporation, as the Rights Agent, on October 2, 2000. The description of the Rights below is a summary and does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

       THE RIGHTS. The Company's Board of Directors ("Board") authorized the issuance of a Right with respect to each outstanding share of Common Stock on September 25, 2000. The Rights will initially trade with, and will be inseparable from, the Common Stock. The Rights are evidenced only by certificates that represent shares of Common Stock. New Rights will accompany any new shares of Common Stock issued after October 19, 2000 until the Distribution Date described below.

       EXERCISE PRICE. Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.001 per share ("Preferred Share"), for $75.00 once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of Common Stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

       EXERCISABILITY. The Rights will not be exercisable until:

       - 10 days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 15% or more of the outstanding shares of Common Stock (excluding specified existing stockholders holding more than 15% of the outstanding Common Stock), or, if earlier,

       - 10 business days (or a later date determined by the Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

       The date when the Rights become exercisable is referred to as the "Distribution Date." Until that date, the Common Stock Certificates will also evidence the Rights, and any transfer of shares of Common Stock will constitute a transfer of Rights. After that date, the Rights will separate from the Common Stock and be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of Common Stock. Any Rights held by an Acquiring Person are void and may not be exercised.

       The Board may reduce the threshold at which a person or group becomes an Acquiring Person from 15% to not less than 10% of the outstanding Common Stock.

       CONSEQUENCES OF A PERSON OR GROUP BECOMING AN ACQUIRING PERSON.

       - FLIP IN. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for $75.00 per share, purchase shares of Common Stock with a



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              market value of $150.00, based on the market price of the Common
              Stock prior to such acquisition.

       - FLIP OVER. If the Company is later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person may, for $75.00, purchase shares of the acquiring corporation with a market value of $150.00 based on the market price of the acquiring corporation's stock, prior to such merger.

       PREFERRED SHARE PROVISIONS.

       Each one one-hundredth of a Preferred Share, if issued:

       -      will not be redeemable.

       - will entitle holders to quarterly dividend payments equal to the dividend paid on one share of Common Stock.

       - will entitle holders upon liquidation either to receive $1 per one one-hundredth interest of a Preferred Share or an amount equal to the payment made on one share of Common Stock, whichever is greater.

       -      will have the same voting power as one share of Common Stock.

       - if shares of Common Stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of Common Stock.

       The value of one one-hundredth interest in a Preferred Share should approximate the value of one share of Common Stock.

       EXPIRATION. The Rights will expire on October 2, 2010.

       REDEMPTION. The Board may redeem the Rights for $.001 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $.001 per Right. The redemption price will be adjusted if the Company has a stock split or stock dividend of Common Stock.

       EXCHANGE. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding shares of Common Stock, the Board may extinguish the Rights by exchanging one share of Common Stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

       ANTI-DILUTION PROVISIONS. The Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the Preferred Shares or Common Stock. No adjustments to the Exercise Price of less than 1% will be made.

       AMENDMENTS. The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. However, the Board may not amend the Rights Agreement to lower the threshold at which a person or group becomes an Acquiring Person to below 10% of outstanding



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shares of Common Stock. In addition, the Board may not cause a person or group to become an Acquiring Person by lowering this threshold below the percentage interest that such person or group already owns. After a person or group becomes an Acquiring Person, the Board may not amend the agreement in a way that adversely affects holders of the Rights.

       INCORPORATION BY REFERENCE. The Rights Agreement is filed as an exhibit to this Form 8-A and is incorporated herein by reference.

Item 2. Exhibits

       Rights Agreement, dated as of October 2, 2000 between The TriZetto Group, Inc. and U.S. Stock Transfer Corporation, which includes as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Preferred Shares. Rights Certificates will not be mailed until after the Distribution Date.



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
 Exhibit No.                            Description
 -----------                            -----------
    2.1 Rights Agreement dated October 2, 2000 between The TriZetto Group, Inc. and U.S. Stock Transfer Corporation, which includes as Exhibit A thereto a form of Certificates of Designation for Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Preferred Shares.
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                                    SIGNATURE


       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         THE TRIZETTO GROUP, INC.


Dated: October 18, 2000                  By:    /s/ Jeffrey H Margolis
                                            -----------------------------------
                                            Jeffrey H. Margolis
                                            Chairman of the Board, President and
                                            Chief Executive Officer



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
 Exhibit No.                            Description
 -----------                            -----------
    2.1 Rights Agreement dated October 2, 2000 between The TriZetto Group, Inc. and U.S. Stock Transfer Corporation, which includes as Exhibit A thereto a form of Certificates of Designation for Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Preferred Shares.
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